Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson (media)
631-962-2043	Nicki Kahner (investors)
Kim Wittig (media)	(212) 213-0006
631-962-2135
OSI PHARMACEUTICALS ANNOUNCES POSITIVE RESULTS
FROM A METFORMIN DRUG INTERACTION STUDY WITH
ITS DP-IV INHIBITOR, PSN9301
- Phase IIb Clinical Trial Scheduled to Begin in Early 2008 -
MELVILLE, NEW YORK — September 6, 2007 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that (OSI) Prosidion, its UK subsidiary focused on the discovery and development of diabetes and obesity therapeutics, reported positive results from a metformin drug interaction study in healthy volunteers with its dipeptidyl peptidase-IV (DP-IV) inhibitor, PSN9301. Exposure to PSN9301 and metformin did not change to a clinic ally relevant extent when they were co-administered, compared with each therapy alone.
“This positive result supports future clinical studies of PSN9301 in combination with metformin, which is what we believe to be the ideal clinical positioning for DP-IV inhibitors,” stated Anker Lundemose, M.D., Ph.D., President of (OSI) Prosidion. “Furthermore, the short systemic duration of action of PSN9301, its principal differentiation from other DP-IV inhibitors, was not changed by combination with metformin. We continue to believe that prandial dosed PSN9301 at breakfast and dinner will ultimately demonstrate equivalent efficacy to once-daily DP-IV inhibitors while reducing the likelihood of any potential side-effects arising from inappropriate increases in levels of DP-IV substrates other than GLP-1 between meals and overnight.”
The study was a randomized, open-label, three-period cross-over design trial in 24 healthy volunteers. In the study, PSN9301 was dosed at 300mg and metformin at 850mg, each given as a single dose on day 1, followed by three times daily dosing on day 2. In one treatment period, the compounds were dosed together at meal times and in the other two periods, each compound was dosed alone. Extensive pharmacokinetic analysis showed no clinically significan t changes in exposure to either PSN9301 or metformin when given in combination. As expected, reduction in post-meal glucose concentrations was greater with the combination than with either therapy alone, and the combination was well tolerated within this study.

A final commercial formulation of PSN9301 is being developed to support long-term, double-blind, placebo-controlled studies, and PSN9301 is scheduled to enter a Phase IIb study in early 2008. A previous 14-day Phase IIa single-agent study of PSN9301 in patients with type 2 diabetes suggested that lunchtime increases in active GLP-1 were as great with twice daily mealtime dosing as with three times daily mealtime dosing, potentially enhancing the eff icacy/safety profile even further. Based on this study, the clinical program going forward will focus on twice daily prandial dosing of PSN9301 with breakfast and dinner.
(OSI) Prosidion acquired its DP-IV technology platform, which includes PSN9301 and a portfolio of DP-IV medical use patents, from Probiodrug AG of Germany in July 2004. The DP-IV medical use patents include issued patents and pending patent applications with claims covering DP-IV as a target for anti-diabetes therapy, and the use of combinations of DP-IV inhibitors with other anti-diabetes drugs such as metformin. Twelve non-exclusive lice nses to the patent estate have been granted and (OSI) Prosidion expects to grant additional non-exclusive licenses in the future.
About DP-IV
DP-IV is the enzyme which catalyzes the breakdown of the natural gut hormone glucagon-like peptide-1 (GLP-1). GLP-1 is released following meals and plays an important role in the regulation of postprandial (post-meal) glucose levels by increasing the amount of insulin secreted in response to the meals. Inhibition of DP-IV leads to increased levels of the active form of GLP-1, leading to decreases in blood glucose levels.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity e fforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnersh ips with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfull y develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.